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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Nucentrix Broadband Networks, Inc.:
(formerly Heartland Wireless Communications, Inc.)

We consent to incorporation by reference in the registration statement (No. 333-79913) on Form S-8 of Nucentrix Broadband Networks, Inc. of our report dated February 18, 2000, relating to the consolidated balance sheets of Nucentrix Broadband Networks, Inc. (formerly Heartland Wireless Communications, Inc.) and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders' equity and cash flows for the periods from January 1, 1999 to April 1, 1999, the effective date of the reorganization discussed in the paragraph below (the "Effective Date"), and from the Effective Date to December 31, 1999, and for each of the years in the two-year period ended December 31, 1998, and the related financial statement schedule, which report appears in the December 31, 1999 annual report on Form 10-K of Nucentrix Broadband Networks, Inc.

Our report states that upon consummation of a prenegotiated Plan of Reorganization under Chapter 11 of the United States Bankruptcy Code on the Effective Date, the Company adopted fresh start reporting in accordance with American Institute of Certified Public Accountants Statement of Position 90-7, Financial Reporting by Entities in Reorganization Under the Bankruptcy Code. As a result of the application of fresh start reporting, the consolidated financial statements of Nucentrix Broadband Networks, Inc. (formerly Heartland Wireless Communications, Inc.) and subsidiaries for the period from the Effective Date to December 31, 1999 are presented on a different cost basis than those for periods prior to the Effective Date, and accordingly, are not directly comparable.


                                    KPMG LLP

Dallas, Texas
March 28, 2000